PRICING SUPPLEMENT NO. 3 DATED                       Filed Pursuant to
NOVEMBER 19, 1998 TO PROSPECTUS DATED                Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                  File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998

                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

     Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Prospectus Supplements dated September 24, 1998.

Aggregate Principal Amount:             $7,436,000.00
Original Issue Date (Settlement Date):  November 24, 1998
Stated Maturity Date:                   December 15, 2005
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          7.000% Per Annum
Interest Payment Dates:                 December 15 and monthly thereafter
                                        Commencing December 15, 1998
Survivor's Option:                      [ X ] Yes     [   ] No
Optional Redemption:                    [ X ] Yes     [   ] No

Initial Redemption Date:                December 15, 2000
Redemption Price:                       Initially 101% of Principal Amount
                                        and 100% after the first
                                        anniversary of the Initial
                                        Redemption Date.

                                        Principal Amount of Notes
     Agent                              Solicited by Each Agent

First of Michigan Corporation           $  866,000.00
Prudential Securities Incorporated      $2,591,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $2,100,000.00
J.W. Korth & Company                    $1,879,000.00
     Total                              $7,436,000.00

                                        Per Note Sold by
                                        Agents To Public        Total

Issue Price:                            $    1,000.00       $7,436,000.00
Agent's Discount or Commission:         $        7.00       $   52,052.00
Maximum Dealer's Discount or
  Selling Concession:                   $       18.50       $  137,566.00
Proceeds to the Company:                $      974.50       $7,246,382.00

CUSIP Number:  12589QZT6